Exhibit (10) (g)

EARLY RETIREMENT AND CONSULTING AGREEMENT

                THIS EARLY RETIREMENT AND CONSULTING AGREEMENT (the "Agreement"), made and entered into as of the 27th day of July, 2001 (the "Effective Date"), by and between BROWN SHOE COMPANY, INC., a New York corporation (the "Company"), and BRIAN C. COOK ("Executive").

                WITNESSETH THAT:

                WHEREAS, Executive currently serves as Executive Vice President of the Company, as well as President of Famous Footwear, a division of the Company;

                WHEREAS, Executive is desirous of stepping down as Executive Vice President of the Company and President of Famous Footwear and retiring prior to age 65 and Executive shall voluntarily retire as an employee of the Company, effective on such date as is mutually agreeable to the Company and Executive, but no later than February 1, 2002 (the "Retirement Date");

                WHEREAS, Executive possesses skills and leadership experience which the Company is desirous of calling upon from time to time for a period not to exceed the forty-eight month period following the Retirement Date; and

                WHEREAS, Executive is willing to provide his skills and the benefit of his leadership from time to time during such period following the Retirement Date as a consultant to the Company.

                NOW, THEREFORE, in consideration of the mutual undertakings contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Executive agree as follows:

                1. Engagement as Consultant. The Company shall retain Executive as a consultant for the period commencing on the first day after the Retirement Date through the end of the forty-eight (48) month period following the Retirement Date (the "Consulting Period"). During the Consulting Period, Executive shall be an independent contractor. Executive and the Company acknowledge that while Executive will step down as Executive Vice President of the Company and President of Famous Footwear as of his 62nd birthday, he may still remain as an active employee of the Company after such date and the Consulting Period will not begin until the day after the Retirement Date.

                2. Consulting Duties. The Chief Executive Officer and/or the Chairman of the Board of Directors may from time to time request Executive to furnish his services as a consultant. Such services shall include:

                    (a) consultation concerning the management and overall policy and strategic direction of the businesses of the Company and the financial consequences thereof;

                    (b) assisting with the transition of leadership at Famous Footwear and maintaining and expanding relationships with vendors;

                    (c) consultation regarding real estate strategies, which may include site visits to current and prospective store locations;

                    (d) consultation and strategizing regarding merchandising practices and inventory management; and

                    (e) consultation with respect to special projects designated by the Chief Executive Officer and/or the Chairman of the Board of the Company.

Executive shall not be required to hold himself available for consulting services at any fixed time, but shall be "available on a reasonable basis." Executive's presence shall not be required at any particular office or place in order to render his consulting services unless such services could not reasonably be performed in another location or by telephone or letter. For purposes of this Agreement, "available on a reasonable basis" shall mean, for each 12-month period during the Consulting Period, either: (i) up to a total of 100 days, or (ii) 8 days per month during each month of the 12-month period.

                    3. Consulting Fee. Subject to the terms of this Agreement, the Company shall pay Executive a per month consulting fee during the Consulting Period, in each case payable on the last day of the month, in accordance with the following schedule:

Month	Consulting Fee Per Month
Months 1-18	$47,917
Months 19-34	$40,000
Months 35-48	$20,000

Executive and the Company acknowledge that it is in both their best interests for Executive to step down as Executive Vice President of the Company and President of Famous Footwear on August 23, 2001 (his 62nd birthday). When Executive does step down as Executive Vice President of the Company and President of Famous Footwear and if he does not at that time retire as an employee of the Company, Executive shall assume the duties of "special assistant" to the Chairman of the Company at the same salary that he was paid as Executive Vice President of the Company and President of Famous Footwear and Executive and the Company agree that the length of time (in months) that the Executive is no longer serving as Executive Vice President of the Company and President of Famous Footwear prior to the Retirement Date shall be deducted from the Consulting Period. (For illustrative purposes, when Executive steps down as Executive Vice President of the Company and President of Famous Footwear as of August 23, 2001 and if he retires as an employee on February 1, 2002, then 5 months will be deducted from the Consulting Period and the Consulting Period will end forty-one (41) months after the Retirement Date. If, however, after Executive steps down as Executive Vice President of the Company and President of Famous Footwear on August 23, 2001, he officially retires as an employee of the

Company prior to February 1, 2002, the Consulting Period will begin the day after the Retirement Date.)

                    4. Annual Bonus. Subject to the terms of this Agreement, during the Consulting Period, Executive shall receive three fiscal year bonuses as follows:

Fiscal Year	Payment Date	Amount*
2001	No later than April, 2002	The greater of (i) the amount actually earned pursuant to the terms of the Company's bonus plan (not to exceed the maximum amount available to Executive thereunder), or (ii) $150,000.
2002	No later than April, 2003	The greater of (i) the amount actually earned pursuant to the terms of the Company's bonus plan (not to exceed the target amount available to Executive thereunder), or (ii) $125,000.
2003	No later than April, 2004	The greater of (i) the amount actually earned pursuant to the terms of the Company's bonus plan (not to exceed the target amount available to Executive thereunder), or (ii) $100,000.
*For purposes of determining the bonus amount actually earned for each of three bonuses under the terms of the Company's bonus plan during the Consulting Period, Executive's base salary amount in effect while he was employed by the Company will not be used. Instead, solely for purposes of applying the terms of the Company's bonus plan to determine the bonus amount to which Executive is entitled, Executive's "base salary" for each fiscal year shall be deemed to be an amount equal to the sum of the consulting fees paid for the last full month preceding the end of the fiscal year for which the bonus is being paid, multiplied by 12.                     5. Long-Term Incentive Payments. Subject to the terms of this Agreement, during the Consulting Period, Executive shall be eligible to receive a long-term incentive cash payment for each of the three performance periods specified below in the table. The three payments will not be made pursuant to awards granted under the Brown Shoe Company, Inc. Incentive and Stock Compensation Plan (the "Incentive Plan"), but the amount of each payment will be based on the achievement of the performance targets established by the Board of Directors of the Company for the corresponding performance periods under the Incentive Plan. In consideration of the foregoing, Executive acknowledges and agrees that all long-term incentive awards which have been granted to him under the Incentive Plan with respect to the performance periods specified below are hereby canceled and forfeited in all respects as of the Effective Date and the Company shall have no obligation to honor such awards. Further, Executive acknowledges that any long-term incentive cash payment to which he may be entitled under this Section 5 shall only be paid in the form of cash and not shares of Company common stock. The three long-term incentive payments that Executive is eligible to receive pursuant to this Section 5 shall be made in accordance with the following terms and conditions:

Performance Period	Number of Performance Shares/Units Granted	Form of Payment/Payment Amount	Payment Date
Fiscal Years 99-01	Same number as originally awarded by Company pursuant to Incentive Plan for performance period
Cash payment equal to (i) the number of performance shares/units earned over performance period, taking into consideration the extent to which the applicable performance targets established for the performance period under the Incentive Plan have been achieved, multiplied by (ii) the Fair Market Value (as defined in the Incentive Plan) of one share of the Company's common stock as of the date immediately preceding the date on which such cash payment is made to Executive
Payment no later than April 30, 2002
Fiscal Years 00-02	Same number as originally awarded by Company pursuant to Incentive Plan for performance period	Cash payment determined pursuant to same formula described above	Payment no later than April 30, 2003
Fiscal Years 01-03	Same number as originally awarded by Company pursuant to Incentive Plan for performance period	Cash payment determined pursuant to same formula described above	Payment no later than April 30, 2004

                    6. Pension Benefits. As of the Retirement Date, pension payments to which Executive is entitled under the Brown Shoe Company, Inc. Retirement Plan and the Brown Shoe Company, Inc. Executive Retirement Plan (the "SERP") shall be determined, and paid, in accordance with the terms of the plans, except that, solely for purposes of calculating retirement benefits under the SERP, Executive shall receive an additional 10 years of service as provided in the agreement dated October, 1997.

                    7. Restricted Stock and Stock Options. All transfer and forfeiture restrictions on any shares of restricted stock held by Executive as of the Retirement Date shall lapse on such date. With respect to each non-vested option to purchase Company stock held by Executive on the Retirement Date, the Company shall make a cash lump sum payment to Executive in an amount equal to the excess, if any, of the fair market value of the Company stock subject to such option, determined as of the close of business on the Retirement Date (or, if the Retirement Date is not a business day, then the next business day), over the exercise price of such option. After Executive shall have received such lump sum payment, all such non-vested options shall be cancelled as of the Retirement Date.

                    8. Medical and Dental Benefits. Until Executive attains age 65, the Company shall provide Executive and his dependents with medical and dental benefits consistent with the medical and dental benefits being provided to Executive and his dependents immediately prior to the Retirement Date.

                    9. Perquisites. Executive shall be entitled:

                        (a) to receive reimbursement from the Company during the Consulting Period for outside office space in an amount not to exceed $2,000 per month;

                        (b) to keep his office furniture and furnishings from his present office;

                        (c) to receive and utilize until he attains age 65 a Product Discount Card; and

                        (d) to receive reimbursement from the Company during the Consulting Period for any club food minimums owed to any club in which Executive was a member immediately prior the Retirement Date.

                    10. Death or Permanent Disability. In the event of the death or permanent disability (as determined by the Company in good faith) of Executive during the Consulting Period, the Company's obligation to provide the payments, benefits and perquisites described in this Agreement shall cease as of the date of such death or permanent disability; provided, however, monthly consulting fees shall continue to be paid in accordance with the schedule set forth in Section 3 hereof until the earlier of (i) the end of the calendar year in which such death or permanent disability occurs, or (ii) the end of the Consulting Period, and any undistributed pension benefits shall be paid in accordance with the terms of the plans. In the event of death, any monthly consulting fees payable as provided in this Section 10 shall be made to Executive's designated beneficiary, or if Executive leaves no designated beneficiary, to his estate.

                    11. Covenant Not to Compete. Payments made pursuant to Sections 3, 4 and 5 hereof are subject to the following restrictions:

                        (a) Restrictions.

                            (i) Executive acknowledges that (A) the Company has spent substantial money, time and effort over the years in developing and solidifying its relationships with its Customers (as defined below) throughout the world and in developing its Confidential Information (as defined in Section 12 hereof); and (B) under this Agreement, the Company is agreeing to provide Executive with certain benefits based upon Executive's assurances and promises contained herein not to divert the Company's Customers' goodwill or to put himself in a position following his employment with the Company in which the confidentiality of the Company's Confidential Information might somehow be compromised.

                            (ii) Accordingly, Executive agrees that, during the Consulting Period and for thirty-six (36) months thereafter, Executive will not, directly or indirectly, on Executive's own behalf or on behalf of any other person, firm, corporation or entity (whether as owner, partner, consultant, employee or otherwise):

                                (A) provide any executive- or managerial-level services in the shoe industry in the United States in competition with the Company, for any Competitor (as defined below)

                                (B) hold any executive- or managerial-level position with any Competitor in the United States;

                                (C) engage in any research and development activities or efforts for a Competitor, whether as an employee, consultant, independent contractor or otherwise, to assist the Competitor in competing in the shoe industry in the United States;

                                (D) cause or attempt to cause any Customer to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

                                (E) cause or attempt to cause any shoe supplier or manufacturer of the Company to divert, terminate, limit, modify or fail to enter into any existing or potential relationship with the Company;

                                (F) solicit, entice, employ or seek to employ, in the shoe industry, any executive- or managerial-level executive of, or any consultant or advisor to, the Company; and

                                (G) communicate in any way that negatively reflects upon, or disparages in any way, or induces or encourages others to disparage in any way, the Company, its services, its products, or any of its current or former directors, officers, employees or agents, or the Company's practices, policies or strategies.

For purposes of this Agreement, "Competitor" shall mean any person, firm, corporation, partnership or other entity for which, in its prior fiscal year, the wholesale or retail footwear business accounted for at least 2% of his or its total business. Provided, however, that for the thirty-six (36) months after the Consulting Period, for purposes of subsections (A), (B) and (C) above, the term "Competitor" shall only refer to direct competitors of the Company in the retail shoe industry. In addition, for purposes of this Agreement, "Customer" shall mean any wholesale customer of the Company which purchased, or is reasonably expected to purchase, from the Company during, or within one (1) year immediately following the expiration of, the

Consulting Period more than $1,000,000 in shoes.

                    (b) Acknowledgment Regarding Restrictions. Executive recognizes and agrees that the restraints contained in Section 11.(a) (both separately and in total) are reasonable and should be fully enforceable in view of the high-level positions Executive has had with the Company, the national and international nature of both the Company's business and competition in the shoe industry, and the Company's legitimate interests in protecting its Confidential Information and its Customer goodwill and relationships. Executive specifically hereby acknowledges and confirms that he is willing and intends to, and will, abide fully by the terms of Section 11.(a) of this Agreement. Executive further agrees that the Company would not have adequate protection if Executive were permitted to work for its Competitors in violation of the terms of this Agreement since the Company would be unable to verify whether (i) its Confidential Information was being disclosed and/or misused, and (ii) Executive was involved in diverting or helping to divert the Company's Customers and/or its Customer goodwill.

                    (c) Company's Right to Injunctive Relief. In the event of a breach or threatened breach of any of Executive's duties and obligations under the terms and provisions of Section 11.(a) of this Agreement, the Company shall be entitled, in addition to any other legal or equitable remedies it may have in connection therewith (including any right to damages that it may suffer), to temporary, preliminary and permanent injunctive relief restraining such breach or threatened breach. Executive hereby expressly acknowledges that the harm which might result to the Company's business as a result of noncompliance by Executive with any of the provisions of Section 11.(a) would be largely irreparable. Executive specifically agrees that if there is a question as to the enforceability of any of the provisions of Section 11.(a) hereof, Executive will not engage in any conduct inconsistent with or contrary to such Section until after the question has been resolved by a final judgment of a court of competent jurisdiction. Executive undertakes and agrees that if Executive breaches or threatens to breach the Agreement, Executive shall be liable for any attorneys' fees and costs incurred by Company in enforcing its rights hereunder.

                    (d) Executive Agreement to Disclose this Agreement. So long as the terms of this Section 11 are in effect, Executive agrees to disclose such terms to any potential future employer.

            12. Confidential Information. Executive acknowledges and confirms that certain data and other information (whether in human or machine readable form) that comes into his possession or knowledge (whether before or after the date of this Agreement) and which was obtained from the Company, or obtained by Executive for or on behalf of the Company, and which is identified herein is the secret, confidential property of the Company (the "Confidential Information"). This Confidential Information includes, but is not limited to:

                    (a) lists or other identification of customers or prospective customers of the Company (and key individuals employed or engaged by such parties);

                    (b) lists or other identification of sources or prospective sources of the

Company's products or components thereof (and key individuals employed or engaged by such parties);

                    (c) all compilations of information, correspondence, designs, drawings, files, formulae, lists, machines, maps, methods, models, notes or other writings, plans, records, regulatory compliance procedures, reports, specialized or technical data, schematics, source code, object code, documentation, and software used in connection with the development, manufacture, fabrication, assembly, marketing and sale of the Company's products;

                    (d) financial, sales and marketing data relating to the Company or to the industry or other areas pertaining to the Company's activities and contemplated activities (including, without limitation, manufacturing, transportation, distribution and sales costs and non-public pricing information);

                    (e) equipment, materials, procedures, processes, and techniques used in, or related to, the development, manufacture, assembly, fabrication or other production and quality control of the Company's products and services;

                    (f) the Company's relations with its customers, prospective customers, suppliers and prospective suppliers and the nature and type of products or services rendered to such customers (or proposed to be rendered to prospective customers);

                    (g) the Company's relations with its employees (including, without limitation, salaries, job classifications and skill levels); and

                    (h) any other information designated by the Company to be confidential, secret and/or proprietary (including without limitation, information provided by customers or suppliers of the Company).

Notwithstanding the foregoing, the term "Confidential Information" shall not consist of any data or other information which has been made publicly available or otherwise placed in the public domain other than by Executive in violation of this Agreement.

                13. Waiver and Release. As a condition precedent to the Company's obligations under this Agreement, concurrently with the execution of this Agreement, Executive shall execute the release attached hereto as Exhibit A (the "Release"). In the event Executive exercises his right to revoke the Release within seven (7) days after the execution thereof, all of the terms and conditions of this Agreement shall be deemed null and void and of no force and effect and the Company and Executive shall have no obligation to honor the terms of this Agreement.

                14. Taxes. Executive acknowledges that, during the Consulting Period, he will not be an "employee" (or person of similar status) of the Company or any of its affiliates for purposes of the Internal Revenue Code of 1986, as amended (the "Code") or the Employee Retirement Income Security Act of 1974, as amended. Executive acknowledges that he will not be paid any "wages" (as defined in the Code) in respect of the consulting services. As such, Executive shall be responsible for the payment of any and all required federal, state and local taxes incurred, or to be incurred, in connection with any amounts payable to Executive under this Agreement.

                15. Miscellaneous.

                    (a) Notices. Any notice to be given by either party hereunder shall be in writing and shall be deemed to have been duly given if delivered or mailed, certified or registered mail, postage prepaid, as follows:

                If to the Company:

                Brown Shoe Company, Inc.
                8300 Maryland Avenue
                St. Louis, MO 63166-0029
                Attention: Chief Executive Officer

                If to Executive

                Brian C. Cook
                4830 Morris Court
                Waunakee, WI 53597

Any party may change the address to which notices are to be addressed by giving the other party written notice in the manner herein set forth.

                    (b) Successors; Binding Agreement.

                        (i) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, upon or prior to such succession, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would have been required to perform it if no such succession had taken place. A copy of such assumption and agreement shall be delivered to Executive promptly after its execution by the successor. Failure of the Company to obtain such agreement upon or prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this Subsection 15.(b)(i) or which otherwise becomes bound by the terms and provisions of this Agreement by operation of law.

                        (ii) This Agreement is personal to Executive and Executive may not assign or delegate any part of his rights or duties hereunder to any other person, except that this Agreement shall inure to the benefit of, and be enforceable by, Executive's legal representatives, executors, administrators, heirs and beneficiaries.

                    (c) Severability. If any provision of this Agreement, or the application thereof to any person or circumstance, shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

                    (d) Headings. The headings in this Agreement are inserted for convenience of reference only and shall not in any way affect the meaning of interpretation of this Agreement.

                    (e) Counterparts. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                    (f) Waiver. Neither any course of dealing nor any failure or neglect of either party hereto in any instance to exercise any right, power or privilege hereunder or under law shall constitute a waiver of such right, power or privilege or of any other right, power or privilege or of the same right, power or privilege in any other instance. All waivers by either party hereto must be contained in a written instrument signed by the party to be charged therewith, and, in the case of the Company, by its duly authorized officer.

                    (g) Entire Agreement. This instrument constitutes the entire agreement of the parties in this matter and shall supersede any other agreement, including, but not limited to, the Severance Agreement dated July 27, 1998 (the "Severance Agreement"), between the parties, oral or written, concerning the same subject matter. As a result thereof, Executive agrees and acknowledges that, as of the Effective Date of this Agreement, the Severance Agreement shall be deemed terminated and of no further force and effect, and that the Company shall have no obligation whatsoever to provide any payments or benefits to Executive described in the Severance Agreement.

                    (h) Amendment. This Agreement may be amended only by a writing which makes express reference to this Agreement as the subject of such amendment and which is signed by Executive and by a duly authorized officer of the Company.

                        (i) Governing Law. In light of the Company's and Executive's substantial contacts with the State of Missouri, the fact that the Company is headquartered in Missouri and Executive resides in and/or reports to Company management in Missouri, the parties' interests in ensuring that disputes regarding the interpretation, validity and enforceability of this Agreement are resolved on a uniform basis, and the Company's execution of, and the making of, this Agreement in Missouri, the parties agree that: (a) any litigation involving any noncompliance with or breach of the Agreement, or regarding the interpretation, validity and/or enforceability of the Agreement, shall be filed and conducted exclusively in the state or federal courts in St. Louis City or County, Missouri; and (b) the Agreement shall be interpreted in accordance with and governed by the laws of the State of Missouri, without regard for any conflict of law principles.

                IN WITNESS WHEREOF, Executive and the Company have executed this Agreement as of the 27th day of July, 2001.

                                                                                    BROWN SHOE COMPANY, INC.

                                                                                    By:    /s/ Ronald A. Fromm
                                                                                    Name: Ronald A. Fromm
                                                                                    Title: Chairman, Chief Executive Officer and President

                                                                                      EXECUTIVE

                                                                                    By:_/s/ Brian C. Cook__________________________
                                                                                            Brian C. Cook

Exhibit A

RELEASE

                RELEASE (the "Release") dated as of the Retirement Date (as defined in the Consulting Agreement as defined below) by and between Brian C. Cook ("Executive") and Brown Shoe Company, Inc., a New York corporation (the "Company").

                WITNESSETH THAT:

                WHEREAS, the Company and Executive are parties to an Early Retirement and Consulting Agreement dated July 27, 2001 (the "Consulting Agreement"); and

                WHEREAS, the execution of this Release is a condition precedent to, and material inducement to, the Company's obligations under the Consulting Agreement.

                NOW, THEREFORE, the parties hereto agree as follows:

                1. Mutual Promises. The Company undertakes the obligations contained in the Consulting Agreement in exchange for Executive's promises and obligations contained herein.

                2. Release of Claims; Agreement Not to File Suit.

a. Executive, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, agrees to, and does, remise, release and forever discharge the Company and its subsidiaries and affiliates, each of their shareholders, directors, officers, employees, agents and representatives, and its successors and assigns (collectively, the "Company Released Persons"), from any and all matters, claims, demands, damages, causes of action, debts, liabilities, controversies, judgments and suits of every kind and nature whatsoever, foreseen or unforeseen, known or unknown, which have arisen or could arise from matters which occurred prior to the date of this Release, which matters include without limitation: (i) the matters covered by this Release or the Consulting Agreement, (ii) Executive's employment and/or termination from employment with the Company, and (iii) any claims which might otherwise arise in the future as a result of arrangements or agreements in effect as of the date of this Release or the continuance of such arrangements and agreements.

b. Executive, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns, and anyone claiming through or under any of the foregoing, agrees that he will not file or otherwise submit any charge, claim, complaint, or action to any agency, court, organization, or judicial forum (nor will Executive permit any person, group of persons, or organization to take such action on his behalf) against any Company Released Person arising out of any actions or non-actions on the part of any Company Released Person arising before the date of this Release. Executive further agrees that in the event that any person or entity should bring such a charge, claim, complaint, or action on his behalf, he hereby waives and forfeits any right to recovery under said claim and will exercise every good faith effort to have such claim dismissed.

c. The charges, claims, complaints, matters, demands, damages, and causes of action referenced in Sections 2(a) and 2(b) include, but are not limited to: (i) any breach of an actual or implied contract of employment between Executive and any Company Released Person, (ii) any claim of unjust, wrongful, or tortuous discharge (including any claim of fraud, negligence, retaliation for whistleblowing, or intentional infliction of emotional distress), (iii) any claim of defamation or other common law action, or (iv) any claims of violations arising under the Civil Rights Act of 1964, as amended, 42 U.S.C. §2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. §621 et seq., the Americans with Disabilities Act of 1990, 42 U.S.C. §12101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §201 et seq., the Rehabilitation Act of 1973, as amended, 29 U.S.C. §701 et seq., or of the Missouri Human Rights Act, §213.000 R.S. Mo. et seq., the Missouri Service Letter Statute, §209.140 R.S. Mo. or any other relevant federal, state, or local statutes or ordinances, or any claims for pay, vacation pay, insurance, or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than those payments and benefits specifically provided herein.

d. This Release shall not affect Executive's right to any governmental benefits payable under any Social Security or Worker's Compensation law now or in the future.

                 3. Release of Benefit Claims. Executive, for and on behalf of himself and his heirs, beneficiaries, executors, administrators, successors, assigns and anyone claiming through or under any of the foregoing, further releases and waives any claims for pay, vacation pay, insurance or welfare benefits or any other benefits of employment with any Company Released Person arising from events occurring prior to the date of this Release other than claims to the payments and benefits specifically provided for in the Consulting Agreement.

                4. Revocation Period; Knowing and Voluntary Agreement.

a. Executive acknowledges that he has been given a period of at least twenty-one (21) days from the date of receipt of this Release to consider whether or not to accept this Release. Furthermore, Executive may revoke this Release for seven (7) days following its execution.

b. Executive represents, declares and agrees that he voluntarily accepts the payments described in the Consulting Agreement for purposes of making a full and final compromise, adjustment and settlement of all potential claims hereinabove described. Executive hereby acknowledges that he has been advised of the opportunity to consult an attorney and that he understands the Release and the effect of signing the Release.                 5. Severability. If any provision of this Release or the application thereof to any person or circumstance shall to any extent be held to be invalid or unenforceable, the remainder of this Release and the application of such provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each provision of this Release shall be valid and enforceable to the fullest extent permitted by law.

                6. Headings. The headings in this Release are inserted for convenience of reference only and shall not in any way affect the meaning or interpretation of this Release.

                7. Counterparts. This Release may be executed in one or more identical counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                8. Entire Agreement. This Release and Consulting Agreement constitutes the entire agreement of the parties in this matter and shall supersede any other agreement between the parties, oral or written, concerning the same subject matter.

                9. Governing Law. This Release shall be governed by, and construed and enforced in accordance with, the laws of the State of Missouri, without reference to the conflict of laws rules of such State.

                IN WITNESS WHEREOF, Executive and the Company have executed this Release as of the day and year first above written.

                                                                                        BROWN SHOE COMPANY, INC.

                                                                                        By: __/s/ Ronald A. Fromm______________________
                                                                                        Name: Ronald A. Fromm
                                                                                        Title: Chairman, Chief Executive Officer and President

                                                                                          EXECUTIVE

                                                                                        By:    /s/ Brian C. Cook _________________________
                                                                                                Brian C. Cook